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Exhibit 5

August 11, 2006

Globix Corporation

139 Centre Street

New York, New York 10013

Ladies and Gentlemen:

We have acted as counsel to Globix Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 relating to 1,671,000 shares of the Company's common stock, par value $0.01 per share (the "Shares"), issuable pursuant to the Globix Corporation 2003 Stock Option Plan, as amended (the "Plan").

In connection with this opinion, we have examined such corporate records and other documents, and have reviewed such matters of law, as we have deemed necessary or appropriate. Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to, and in accordance with, the terms of the Plan will be validly issued, fully paid and non-assessable.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, and any amendments thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Davies Ward Phillips & Vineberg LLP